UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2020

STRONGBRIDGE BIOPHARMA plc

(Exact name of registrant as specified in its charter)

Ireland	001-37569	98-1275166
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

900 Northbrook Drive, Suite 200 Trevose, PA	19053
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 254-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value $0.01 per share	SBBP	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.                                        Entry into a Material Definitive Agreement.

On September 16, 2020, Strongbridge Biopharma plc (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”), relating to the public offering (the “Offering”) of 11,111,111 ordinary shares of the Company, $0.01 par value per share, at a price to the public of $2.25 per share. The net proceeds to the Company from the Offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, are expected to be approximately $23.1  million. The Offering is expected to close on or about September 21, 2020, subject to customary closing conditions. Under the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 1,666,666 ordinary shares at the public offering price, less the underwriting discounts and commissions.

The Company intends to use the net proceeds from the offering to (i) continue development and regulatory activities, to facilitate commercial readiness, and to commercially launch Recorlev primarily in the United States, (ii) support the life cycle management activities of Keveyis, and (iii) support other general corporate purposes, which may include working capital, capital expenditures, acquisition of additional technologies or other forms of intellectual property, acquisition of assets or businesses that are complementary to our existing business, and general and administrative expenses.

The ordinary shares are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-223575) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “Commission”) on March 27, 2018, including the prospectus contained therein, as supplemented by a preliminary prospectus supplement, dated September 16, 2020, and a final prospectus supplement, dated September 16, 2020, each filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company. Under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities. The Company and all of the Company’s directors and executive officers have also agreed not to sell or transfer any ordinary shares held by them for a period of 90 days from September 16, 2020 without first obtaining the written consent of the Underwriters, subject to certain exceptions.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference. The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of the Underwriting Agreement and in the context of the specific relationship between the parties. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to the Underwriting Agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Commission.

Item 8.01                                           Other Events.

On September 16, 2020, the Company issued a press release announcing the offering and a second press release announcing the pricing of the Offering. Copies of these press releases are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

In connection with the Offering, the legal opinion as to the legality of the ordinary shares sold is being filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein and into the Registration Statement by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Table

1.1

Underwriting Agreement, dated as of September 16, 2020, by and between Strongbridge Biopharma plc and Jefferies LLC and Stifel, Nicolaus and Company, Incorporated, as representatives of the several underwriters named therein

5.1	Opinion of Arthur Cox
23.1	Consent of Arthur Cox (included in Exhibit 5.1)
99.1	Press Release issued by Strongbridge Biopharma plc, dated September 16, 2020.
99.2	Press Release issued by Strongbridge Biopharma plc, dated September 16, 2020.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGBRIDGE BIOPHARMA PLC

	By:	/s/ Robert Lutz
Name: Robert Lutz
Title: Chief Financial Officer

Date: September 18, 2020